CERTIFICATE OF SECRETARY

     I, Maureen A. Gemma, Secretary of Eaton Vance Growth Trust, Eaton Vance Investment Trust, Eaton Vance Municipals Trust, Eaton Vance Municipals Trust II, Eaton Vance Mutual Funds Trust, Eaton Vance Series Trust, Eaton Vance Series Trust II, Eaton Vance Special Investment Trust, Eaton Vance Variable Trust, Eaton Vance California Municipal Bond Fund, Eaton Vance California Municipal Bond Fund II, Eaton Vance California Municipal Income Trust, Eaton Vance Credit Opportunities Fund, Eaton Vance Enhanced Equity Income Fund, Eaton Vance Enhanced Equity Income Fund II, Eaton Vance Floating-Rate Income Trust, Eaton Vance Limited Duration Income Fund, Eaton Vance Massachusetts Municipal Bond Fund, Eaton Vance Massachusetts Municipal Income Trust, Eaton Vance Michigan Municipal Bond Fund, Eaton Vance Michigan Municipal Income Trust, Eaton Vance Municipal Bond Fund, Eaton Vance Municipal Bond Fund II, Eaton Vance Municipal Income Trust, Eaton Vance National Municipal Opportunities Trust, Eaton Vance New Jersey Municipal Bond Fund, Eaton Vance New Jersey Municipal Income Trust, Eaton Vance New York Municipal Bond Fund, Eaton Vance New York Municipal Bond Fund II, Eaton Vance New York Municipal Income Trust, Eaton Vance Ohio Municipal Bond Fund, Eaton Vance Ohio Municipal Income Trust, Eaton Vance Pennsylvania Municipal Bond Fund, Eaton Vance Pennsylvania Municipal Income Trust, Eaton Vance Risk-Managed Diversified Equity Income Fund, Eaton Vance Senior Floating-Rate Trust, Eaton Vance Senior Income Trust, Eaton Vance Short Duration Diversified Income Fund, Eaton Vance Tax-Advantaged Dividend Income Fund, Eaton Vance Tax-Advantaged Global Dividend Income Fund, Eaton Vance Tax-Advantaged Global Dividend Opportunities Fund, Eaton Vance Tax-Managed Buy-Write Income Fund, Eaton Vance Tax-Managed Buy-Write Opportunities Fund, Eaton Vance Tax-Managed Diversified Equity Income Fund, Eaton Vance Tax-Managed Global Buy-Write Opportunities Fund, Eaton Vance Tax-Managed Global Diversified Equity Income Fund and Eaton Vance Tax-Advantage Bond and Option Strategies Fund (individually, the “Fund” and collectively, the “Funds”), do hereby certify that the following resolutions are a true copy of the resolutions duly adopted by the Board of Trustees of the Funds at a meeting of the Board of Trustees on June 6, 2011, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect:

VOTED:

That after due consideration of all relevant factors, including, but not limited to, the value of the aggregate assets of the Fund to which any covered person may have access, the type and terms of the arrangements made with the Fund’s custodian for the custody and safekeeping of such assets, and the nature of the securities held by the Fund, it is determined that the amount, type, form and coverage provided by the ICI Mutual Insurance Company Bond (the “Bond”) in the amount of $80,000,000 is approved and deemed to be reasonable and adequate;

FURTHER VOTED:

That after due consideration of all relevant factors, including, but not limited to, the number of the other parties named as insureds under said Bond, the nature of the business activities of such other parties, the amount of said Bond, the amount of the premium for said Bond, the ratable allocation of the premiums among all parties named as insureds, and the extent to which the share of the premium allocated to the Fund is less than the premium the Fund would have had to pay if it had provided and maintained a single insured bond, it is determined that the portion of the premium on said Bond to be paid by the Fund, is approved and deemed to be fair and reasonable; and

FURTHER VOTED:

That the Treasurer and any Assistant Treasurer are designated as officers of the Fund to make any filings and give any notices required by such Fund by Rule 17g-1 under the Investment Company Act of 1940, amended.

IN WITNESS WHEREOF, I have hereunto signed by name.

Dated: July 25, 2011

/s/Maureen A. Gemma Maureen A. Gemma, Secretary